Exhibit 10.6
DISBURSEMENT AGREEMENT
among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Disbursement Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Trustee,
and
IDLEAIRE TECHNOLOGIES CORPORATION,
as the Issuer
Dated as of December 30, 2005

TABLE OF CONTENTS

1. Definitions.	2
1.1 Defined Terms	2
1.2 Additional Defined Terms	4
1.3 Rules of Interpretation	5

2. Establishment of the Disbursement Account	5
2.1 Appointment of Disbursement Agent	5
2.2 Establishment of the Disbursement Account	6
2.3 Security Agreement	6
2.4 Investment of Funds in the Disbursement Account	6
2.5 Agency	7
2.6 Waiver of Set-off Rights	7
2.7 Transfer of Funds to the Trustee	7

3. Disbursement Agent’s Compensation	8

4. Disbursement Requests and Disbursements	8

5. Representations and Warranties	9
5.1 Officer’s Certificate as Representation and Warranty	10

6. Disbursement Account	10
6.1 Conditions to Disbursements	10
6.2 Advance Disbursements	11
6.3 Disbursements after an Event of Default	11

7. Events of Default	12
7.1 Indenture	12
7.2 Performance of Certain Obligations	12
7.3 Abandonment of Facilities Rollout or Business	12

8. Disbursed Funds Account.	12
8.1 Rights of the Issuer to Disbursed Funds Account	12
8.2 Right to Substitute Disbursed Funds Account	12

9. Limitation of Liability	12

10. Indemnity	13

11. Termination	13

12. Substitution or Resignation	13
12.1 Disbursement Agent	13

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13. Account Statement	14

14. Notice of Balance Reduction	15

15. Miscellaneous	15
15.1 Waiver	15
15.2 Invalidity; Separability	15
15.3 No Authority	15
15.4 Assignment	15
15.5 Benefit	15
15.6 Time	15
15.7 Governing Law; Waiver of Jury Trial	15
15.8 Entire Agreement; Amendments	15
15.9 Notices	16
15.10 Counterparts	16
15.11 Captions	16
15.12 Right to Consult Counsel	16
15.13 Force Majeure	17

EXHIBITS

Exhibit A	Form of Disbursement Agent’s Closing Certificate
Exhibit B-1	Form of Facilities Disbursement Request
Exhibit B-2	Form of Advance Disbursement Request

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DISBURSEMENT AGREEMENT
     THIS DISBURSEMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 30, 2005, is made by and among Wells Fargo Bank, National Association, as trustee (together with its successors and assigns, in such capacity, the “Trustee”) under the Indenture (as defined below), Wells Fargo Bank, National Association, as disbursement agent (together with its successors and assigns, in such capacity, the “Disbursement Agent”), and IdleAire Technologies Corporation, a Delaware corporation (the “Issuer”).
R E C I T A L S
     A. Units. The Issuer has issued 320,000 units (the “Units”), consisting of $320,000,000 aggregate principal amount of 13% Senior Secured Discount Notes due 2012 (the “Discount Notes”) and 320,000 warrants to purchase shares of common stock, par value $0.001 per share of the Issuer. The Discount Notes have been issued pursuant to the provisions of an indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of the date hereof, among the Issuer and the Trustee, on behalf of itself and the holders of the Discount Notes, and Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”). An amount equal to TWO HUNDRED ONE MILLION FIVE HUNDRED EIGHTY-THREE THOUSAND DOLLARS ($201,583.00) (the “Disbursement Amount”) of the net proceeds from the issuance of Units will be deposited contemporaneously with the execution of this Agreement into Account No. 0001038377 held by the Disbursement Agent (said account, or any substitute account selected in accordance with the terms of this Agreement, is referred to herein as the “Disbursement Account”), to be maintained by the Disbursement Agent pursuant to Section 2 of this Agreement.
     B. Collateral and Collateral Assignment. As security for its obligations under the Discount Notes and the Indenture, the Issuer has granted a Lien (as defined below) on and security interest in certain assets of the Issuer to the Collateral Agent under a security agreement, dated as of the date hereof (the “Security Agreement”), for the benefit of the Trustee and the holders of Discount Notes. The Lien granted to the Collateral Agent under the Security Agreement includes a security interest in the Disbursement Account, the Disbursed Funds Account (as defined below), amounts and other assets or investments credited thereto or deposited therein, and proceeds therefrom.
     C. Purpose. The parties intend that portions of the Disbursement Amount and the other amounts on deposit from time to time in the Disbursement Account shall be used for the development, construction, maintenance and operation of the Facilities (as defined below) (the “Facilities Rollout”), general corporate and other operating expenses, all in accordance with this Agreement and the Indenture. The parties have entered into this Agreement to set forth the conditions upon which, and the manner in which, funds will be disbursed from the Disbursement Account.

A G R E E M E N T
     NOW, THEREFORE, the parties hereto agree as follows:
1. Definitions.
     1.1 Defined Terms. In this Agreement the terms defined in this Section 1 shall have the meanings herein specified:
     “Advance Disbursement” means a disbursement from the Disbursement Account to the Issuer pursuant to and Advance Disbursement Request.
     “Advance Disbursement Request” means an Officer’s Certificate from the Issuer in the form of Exhibit B-2 attached hereto.
     “Business” means the businesses engaged in by the Issuer on the Issue Date as described in the Memorandum and businesses that are reasonably related thereto or reasonable extensions thereof.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.
     “Construction Documents” means any Contract entered into by the Issuer on, prior to or after the Issue Date with respect to construction of all or any portion of the Facilities to be included in the Facilities Rollout (other than the Financing Agreements and the documents evidencing or securing the Credit Agreement), as the same may be amended from time to time.
     “Contract” means a contract to which the Issuer is a party pertaining to the Facilities Rollout, including any contract, license and performance and payment bond or guarantee, if any; provided, that such term shall not include the Financing Agreements or any of the documents evidencing or securing the Credit Agreement.
     “Cost Schedule” means an itemized schedule in the form of Schedule 1 to a Facilities Disbursement Request, a form of which is attached hereto as Schedule 1 to Exhibit B-1.
     “Default” means any event, omission or failure of a condition that is, or with the passage of time or the giving of notice or both could be, an Event of Default.
     “Disbursed Funds Account” means an account to be designated by the Issuer from time to time, in the name of the Issuer, or any substitute account selected in accordance with this Agreement, which account shall be funded by disbursements from the Disbursement Account pursuant to this Agreement, shall be pledged as collateral to the Collateral Agent pursuant to the Security Agreement and subject to an account control agreement, in form sufficient to perfect the Collateral Agent’s Lien on such account and from which the Issuer shall have general check writing authority to pay amounts identified in the Disbursement Request to which the funds then on deposit in such account relate.

     “Disbursement Agent’s Closing Certificate” is an Officer’s Certificate from the Disbursement Agent in the form of Exhibit A attached hereto.
     “Disbursement Request” means any Facilities Disbursement Request or Advance Disbursement Request.
     “Expenses” means expenses incurred in connection with the design, development, engineering, construction, installation, equipping and commencement of the Facilities Rollout or general corporate and other operating expenses of the Issuer.
     “Facilities” means the ATE™ system network to be built at approximately 160 travel center sites and at approximately 50 fleet terminal sites with the proceeds of the sale of the Units, as described in the Memorandum.
     “Facilities Disbursement” means a disbursement from the Disbursement Account to the Issuer pursuant to a Facilities Disbursement Request.
     “Facilities Disbursement Request” means an Officer’s Certificate from the Issuer in the form of Exhibit B-1 attached hereto.
     “Financing Agreements” means, collectively, this Agreement, the Indenture, the Collateral Agreements, the Registration Rights Agreement, the Warrant Agreement, the Discount Notes, the Warrants and any other loan or security agreement entered into on, prior to or after the Issue Date with or for the benefit of the Trustee to finance the Facilities Rollout or any portion thereof, as each of the same may be amended from time to time as permitted thereunder and in accordance with the terms and conditions of this Agreement.
     “Governmental Authority” means any federal, state, local and other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors; provided, that any reference to a particular rating by Moody’s shall be construed to apply to the corresponding rating of any successor.
     “Officer’s Certificate” means a certificate signed by one of the following officers of the Person on whose behalf or for whose benefit the certificate is being executed or delivered: the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, Senior Vice President or Executive Vice President.
     “Other Eligible Investments” means short-term, U.S. dollar-denominated, fixed-income securities (or other non-equity securities with debt-like characteristics, which pay on a fixed or floating rate basis) comprised of any of the following:
     (1) direct non-callable obligations of states or municipalities of the United States of America rated in the highest rating category of S&P or Moody’s;

     (2) auction rate notes and structured notes rated in the highest rating category of S&P or Moody’s; and
     (3) bonds and notes maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated in the highest rating category of S&P or Moody’s.
     “Responsible Officer” when used with respect to the Disbursement Agent, means an officer or assistant officer assigned to the corporate trust department of the Disbursement Agent (or any successor group of the Disbursement Agent) with direct responsibility for the administration of this Disbursement Agreement and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
     “Retainage Amounts” means, at any given time, amounts which have accrued and are owing under the terms of a Contract for work or services to the Issuer already provided but which at such time (and in accordance with the terms of the Contract) are being withheld from payment to the respective Contractor until certain subsequent events (e.g., completion benchmarks or required to release to a subcontractor) have been achieved under the Contract.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors; provided, that any reference to a particular rating by S&P shall be construed to apply to the corresponding rating of any successor.
     “Supporting Documentation” means, with respect to any Disbursement Request, the information and documentation required to be provided pursuant to Sections 4.5 and 4.6.
     “Undocumented Advance Disbursements” shall mean all Advance Disbursements for which Supporting Documentation is required, in accordance with Sections 4.5 and 4.6, but for which Supporting Documentation has not yet been received and verified by the Disbursement Agent.
     1.2 Additional Defined Terms. In addition, the terms listed below in the left column below shall have the respective meanings assigned to such terms in the Section of this Agreement listed opposite such terms in the right column below. All other capitalized terms not defined herein, but defined in the Indenture, shall have the meanings ascribed to them in the Indenture.

Defined Terms	Section
Agreement	Preamble
Collateral Agent	Recital B
Disbursement Account	Recital A
Disbursement Agent	Preamble
Disbursement Amount	Recital A
Discount Notes	Recital A

Defined Terms	Section
Event of Default	7
Excess Disbursement Amount	4.4
Facilities Rollout	Recital C
Indenture	Recital A
Issuer	Preamble
Security Agreement	Recital B
Trustee	Preamble
Units	Recital A
     1.3 Rules of Interpretation. The following rules of interpretation shall apply herein.
               1.3.1 Definitions in the singular includes the plural, and definitions in the plural includes the singular.
               1.3.2 The word “or” is not exclusive.
               1.3.3 A reference to a Person includes its permitted successors and permitted assigns.
               1.3.4 Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.
               1.3.5 The words “include,” “includes” and “including” are not limiting.
               1.3.6 A reference in a document to an Article, Section, Exhibit, Schedule is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.
               1.3.7 References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.
               1.3.8 The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
               1.3.9 References to “days” shall mean calendar days, unless the term “Business Days” shall be used.
2. Establishment of the Disbursement Account.
     2.1 Appointment of Disbursement Agent. The Trustee and the Issuer hereby appoint Wells Fargo Bank, National Association as the Disbursement Agent hereunder, and Wells Fargo Bank, National Association hereby accepts such appointment, upon the terms and conditions set forth in this Agreement. The Disbursement Agent agrees to act in good faith at all times herein.

     2.2 Establishment of the Disbursement Account. Concurrently with the execution and delivery hereof, the Disbursement Agent shall (a) establish the Disbursement Account and confirm the establishment of the Disbursed Funds Account with the Company, which Disbursed Funds Account shall be subject to an account control agreement pursuant to the Security Agreement and (b) credit thereto, in accordance with the provisions of Recital A hereof, the Disbursement Amount; provided, that if the Disbursement Account or the Disbursed Funds Account are maintained at an Affiliate, an account control agreement sufficient to perfect the Collateral Agent’s Lien on such account(s) shall be established contemporaneously with the creation and funding of such account(s). All funds in the Disbursement Account and the Disbursed Funds Account shall be held in trust and not commingled with any deposit or commercial bank account. All funds accepted by the Disbursement Agent pursuant to this Agreement shall be held in the Disbursement Account or Disbursed Funds Account for the account of the Issuer, subject to the terms and conditions of this Agreement and the Collateral Agreements. The Disbursement Agent may, upon the written request of the Issuer, establish sub-accounts for accounting purposes within the Disbursement Account and the Disbursed Funds Account, it being understood and agreed that the creation of such sub-accounts shall in no way affect the pledge in favor of the Collateral Agent in the Disbursement Account and the Disbursed Funds Account under the Security Agreement and that the Lien of the Collateral Agent over such sub-accounts shall be perfected at all times.
     2.3 Security Agreement. The Disbursement Agent or its Affiliate, if applicable, shall note in its records that all funds and other assets in the Disbursement Account and the Disbursed Funds Account have been pledged to the Collateral Agent and that the Disbursement Agent or its Affiliate, if applicable, is holding such items as agent for the Collateral Agent, as secured party. The Disbursement Agent or its Affiliate, if applicable, shall maintain dominion and control over the Disbursement Account and the Disbursed Funds Account and the funds and assets therein solely for the benefit of the Collateral Agent, as secured party, and for no other parties or Persons; provided, that the Issuer shall be able to obtain disbursements from the Disbursement Account and the Disbursed Funds Account in accordance with the terms hereof, and upon application thereof by the Issuer as provided in the relevant Disbursement Request, such pledge and security interest shall be extinguished and released automatically and without further action with respect to the amount so applied. Accordingly, it is the intention of the parties that all such funds and assets shall not be within the bankruptcy “estate” (as such term is used in 11 U.S.C. § 541, as amended) of the Disbursement Agent. All such funds and all earnings accruing from time to time thereon shall be held in the Disbursement Account and the Disbursed Funds Account until disbursed or transferred in accordance with the terms hereof or until transferred to such other account as the Trustee and the Issuer may jointly direct the Disbursement Agent to establish.
     2.4 Investment of Funds in the Disbursement Account. All amounts from time to time on deposit in or credited to the Disbursement Account shall be invested only in cash, Cash Equivalents, U.S. Government Obligations or Other Eligible Investments from time to time by written instructions given by an Officer of the Issuer, or a Person authorized in writing by an Officer of the Issuer to give such instructions, delivered to the Disbursement Agent, pending disbursement of such funds pursuant to this Agreement. From time to time, if investment instructions are not received by the Disbursement Agent (i) within two (2) days of the date hereof, (ii) one day prior to the maturity of an investment in the Disbursement Account or (iii)

after the occurrence and during a continuance of a Default or Event of Default, as the case may be, such funds shall not be reinvested by the Disbursement Agent unless the Disbursement Agent shall have received prior written instructions from the Company for the reinvestment of such funds in such circumstances or is otherwise directed by the Collateral Agent pursuant to the Security Agreement. The Disbursement Agent shall not be liable for any investment, reinvestment or similar losses, fees, taxes or charges or for the availability or liquidity of funds in the Disbursement Account as a result of any investments made or reduced to cash in accordance with this Agreement, and the Disbursement Agent is hereby authorized to direct the relevant financial institution in writing (i) to purchase Cash Equivalents, U.S. Government Obligations or Other Eligible Investments in accordance herewith and (ii) to reduce to cash any Cash Equivalents, U.S. Government Obligations or Other Eligible Investments (without regard to maturity) in the Disbursement Account in order to make any application or disbursement required hereunder.
     2.5 Agency. The Disbursement Agent shall act solely as the Trustee’s agent in connection with its duties under this Agreement, notwithstanding any other provision contained herein, without any authority to obligate the Trustee outside of the scope of the authority set forth in this Agreement or to compromise or pledge the Collateral Agent’s security interest in the Disbursement Account, the Disbursed Funds Account, amounts and other assets or investments credited thereto or deposited therein, and proceeds therefrom; provided, that the Disbursement Agent is authorized to make disbursements from the Disbursement Account on behalf of the Trustee pursuant to the terms of this Agreement. The Issuer acknowledges and agrees that in no event shall the Trustee or the holders of the Discount Notes be liable for, nor shall the obligations of the Issuer under the Indenture, the Discount Notes or the other Collateral Agreements be affected or diminished as a consequence of, any action or inaction of the Disbursement Agent with respect to the Disbursement Account, the Disbursed Funds Account, amounts and other assets or investments credited thereto or deposited therein, and proceeds therefrom.
     2.6 Waiver of Set-off Rights. The Disbursement Agent hereby acknowledges the Collateral Agent’s security interest as set forth in this Agreement and the Collateral Agreements. The Disbursement Agent hereby waives any and all Liens, claims, encumbrances and rights of set off which it may have in the Disbursement Account, the Disbursed Funds Account, amounts and other assets or investments credited thereto or deposited therein, and proceeds therefrom, including all rights of set-off, deductions and Liens, whether statutory or otherwise afforded by law, agreement or otherwise set forth herein against said accounts, amounts, assets or investments now or in the future against any indebtedness of the Issuer to the Disbursement Agent. The waivers set forth in this Section 2.6 are of rights which may exist now or hereafter in favor of the Disbursement Agent in its individual capacity, and not of any such rights which may exist now or hereafter in favor of the Disbursement Agent in its capacity as agent for the Trustee. Nothing in this Section 2.6 shall be construed as waiving, limiting or diminishing any rights of the Trustee or the Issuer against the Disbursement Agent or one another.
     2.7 Transfer of Funds to the Trustee. Upon the receipt of written notice executed by the Trustee, stating that (a) an Event of Default hereunder has occurred and is continuing and (b) the Trustee is entitled to all amounts and other assets or investments credited to or deposited in the Disbursement Account and the Disbursed Funds Account, and proceeds therefrom (a copy of which notice shall be sent to the Issuer concurrently therewith), the Disbursement Agent shall, without need for further authorization or notice to the Issuer, deliver to the Trustee all amounts and other assets or investments credited to or deposited in the Disbursement Account and the Disbursed Funds Account, and proceeds therefrom, other than amounts the Trustee has directed the Disbursement Agent to disburse under clauses (i) and (ii) of Section 6.3 hereof.
3. Disbursement Agent’s Compensation. All fees and expenses of the Disbursement Agent incurred in the ordinary course of performing its responsibilities hereunder (including the reasonable fees or expenses of Disbursement Agent’s outside counsel attributable to the negotiation of this Agreement) shall be paid by the Company under a separate fee letter agreement. The Company shall pay the Disbursement Agent’s customary fees and expenses in connection with investments made by Disbursement Agent pursuant to Section 2.4. Any extraordinary fees and expenses, including any fees or expenses (including the fees or expenses of outside counsel to the Disbursement Agent) incurred by the Disbursement Agent in connection with a dispute over the disbursement of amounts on deposit in the Disbursement Account or the Disbursed Funds Account or otherwise shall be paid promptly by the Company upon receipt of a written invoice from the Disbursement Agent. The provisions of this Section 3.3 shall survive the termination of this Agreement.
4. Disbursement Requests and Disbursements.
     4.1 The Issuer shall have the right from time to time during the course of this Agreement (but no more frequently than once per calendar month) to submit to the Disbursement Agent, with a copy to the Trustee, a Facilities Disbursement Request or an Advance Disbursement Request. The Disbursement Agent shall disburse funds from the Disbursement Account only upon (i) in the case of a Facilities Disbursement, receipt of a fully complete and executed Facilities Disbursement Request, substantially in the form attached hereto as Exhibit B-1 together with all schedules and/or exhibits thereto, and confirmation that the amount of the Facilities Disbursement Request is consistent with the total amount of the Supporting Documentation, and (ii) in the case of an Advance Disbursement, receipt of a fully complete and executed Advance Disbursement Request, substantially in the form attached hereto as Exhibit B-2 together with all schedules and/or exhibits thereto.
     4.2 Upon receipt of each Disbursement Request submitted pursuant to Section 4.1, the Disbursement Agent shall determine whether such Disbursement Request meets the requirements set forth in Sections 4.1 and 4.5. The Disbursement Agent shall notify the Issuer and the Trustee as soon as reasonably practicable (and in any event within one (1) Business Day after the Disbursement Agent receives the required documents, if received before 12:00 p.m. (Minneapolis time) on such day, and otherwise, within two (2) Business Days after such receipt) if any Disbursement Request, or any portion thereof, is disapproved and the reason(s) therefor.
     4.3 (a) Provided that a Disbursement Request is received by the Disbursement Agent by 12:00 p.m. (Minneapolis time) and is approved by the Disbursement Agent in accordance with this Agreement, then, within one (1) Business Day following receipt of such Disbursement Request, the Disbursement Agent shall disburse to the Disbursed Funds Account the funds requested in such Disbursement Request, or such portion thereof as is approved by the Disbursement Agent, in either case subject to adjustment in accordance with Section 4.4 below.

          (b) If such Disbursement Request is received after 12:00 p.m. (Minneapolis time) and is approved by the Disbursement Agent in accordance with this Agreement, then, within two (2) Business Days following receipt of such Disbursement Request, the Disbursement Agent shall disburse to the Disbursed Funds Account the funds requested in such Disbursement Request, or such portion thereof as is approved by the Disbursement Agent, in either case subject to adjustment in accordance with Section 4.4 below
          (c) The Issuer shall withdraw funds from and write checks on the Disbursed Funds Account solely for the purpose of paying Expenses identified on such Disbursement Request.
     4.4 (a) Concurrently with each Facilities Disbursement Request, the Issuer shall provide all Supporting Documentation to the Disbursement Agent. Within thirty (30 days) following the receipt of such Supporting Documentation from the Issuer, the Disbursement Agent shall review such Supporting Documentation and compare it to the Disbursement Request to which such Supporting Documentation relates. If the Disbursement Agent determines that the amount disbursed pursuant to such Disbursement Request exceeds by the lesser of (x) $1.0 million or (y) 10% the amount which should have been disbursed pursuant to such Disbursement Request based upon such Supporting Documentation provided by the Issuer (such excess, the “Excess Disbursement Amount”), then (i) the Disbursement Agent shall notify the Trustee and the Issuer of such determination in writing and (ii) the Issuer shall promptly return such Excess Disbursement Amount to the Disbursement Agent for deposit in the Disbursement Account, and the Disbursement Agent shall not make any further disbursements hereunder until receipt of amounts representing such Excess Disbursement Amount from the Issuer.
          (b) Within thirty (30) days following each Advance Disbursement Request (or, if earlier, promptly following the occurrence of a Default or an Event of Default), the Issuer shall provide all Supporting Documentation to the Disbursement Agent. Within thirty (30 days) following the receipt of such Supporting Documentation from the Issuer, the Disbursement Agent shall review such Supporting Documentation and compare it to the Disbursement Request to which such Supporting Documentation relates. If the Disbursement Agent determines that the amount disbursed pursuant to such Disbursement Request exceeds by the lesser of (x) $1.0 million or (y) 10% the amount which should have been disbursed pursuant to such Disbursement Request based upon such Supporting Documentation provided by the Issuer, then (i) the Disbursement Agent shall notify the Trustee and the Issuer of such determination in writing and (ii) the Disbursement Agent shall deduct the Excess Disbursement Amount from the amount of funds disbursed pursuant to the next Disbursement Request received by the Disbursement Agent. In no event shall the outstanding balance of Undocumented Advance Disbursements from the Disbursement Account at any time exceed $10,000,000.
     4.5 Concurrently with each Facilities Disbursement Request and within thirty (30) days after each Advance Disbursement Request, the Issuer shall deliver or cause to be delivered to the Disbursement Agent true and complete copies of invoices or purchase orders that have been tendered for all costs, that, individually, exceed $10,000, for which disbursement is or was requested under such Disbursement Request (provided, that the aggregate amount of invoices, purchase orders or Contracts omitted from being provided to the Disbursement Agent by virtue of this Section 4.5 shall not exceed $250,000 in any one Disbursement Request).

     4.6 (a) With respect to the Supporting Documentation of each Disbursement Request, the Issuer shall submit a schedule that accurately lists each party for whom payment is requested and the following, as applicable: (i) the name of the payee to be paid; (ii) the current payment requested; (iii) the increase or decrease in accrued but unpaid Retainage Amount, if any, for such payee since the last Disbursement Request (after giving effect to the payment contemplated by such Disbursement Request); (iv) the total amount contemplated to be payable to such payee under the terms of its applicable Contract or other agreement through completion of all work and delivery of all materials contemplated by the Contract or other agreement (i.e., the total contract amount); (v) the aggregate accrued Retainage Amounts which shall continue to be owed with respect to such Contract or other agreement (after giving effect to the payment contemplated by such Disbursement Request); or, if payment is to be made based on invoice or purchase order, confirmation that a copy of the applicable invoice or purchase order is attached, and a description of the purpose of such payment; and (vi) the total amount of the Disbursement Request represented by invoices or purchase orders that do not, individually, exceed $10,000, or in the aggregate, exceed $250,000. The information set forth in such schedules shall be true, accurate and complete.
          (b) Any schedule contemplated under this Section 4.6 or elsewhere under this Agreement shall be submitted to the Disbursement Agent in the form of a Microsoft Excel spreadsheet (or similar schedule in a form agreed by the parties hereto) and shall be made available electronically.
5. Representations and Warranties.
     5.1 Officer’s Certificate as Representation and Warranty. Each Officer’s Certificate signed on behalf of the Issuer and delivered to the Disbursement Agent and/or the Trustee pursuant to, or in connection with, this Agreement, shall be deemed to be a representation and warranty by the Issuer to the Disbursement Agent and/or the Trustee, as the case may be, as to the matters covered by such certificates.
6. Disbursement Account.
     6.1 Conditions to Disbursements. Upon satisfaction of the conditions described in this Section 6.1 and in Section 4.1, the Disbursement Agent shall make the disbursements described in the corresponding Disbursement Request from the Disbursement Account to the Disbursed Funds Account:
               (a) The Disbursement Agent shall have received the Disbursement Amount;
               (b) The Disbursement Agent shall have delivered the Disbursement Agent’s Closing Certificate to the Trustee and the Issuer, and each such document shall have been executed and completed as to the information required therein, and the required exhibits and attachments, if any, shall be attached thereto;
               (c) The Disbursement Agent shall have received confirmation from the Issuer that the Disbursed Funds Account has been established and a control agreement entered into with respect thereto;

               (d) The Issuer shall have submitted to the Disbursement Agent and the Trustee a Disbursement Request, pursuant to the requirements of Section 4, that shall have been executed and completed as to the information required therein, and the required schedules, exhibits and attachments, if any, shall be attached;
               (e) The Disbursement Agent shall not have notice that a Default or Event of Default has occurred and remains continuing; and
               (f) The Issuer shall have certified that any amounts deposited into the Disbursed Funds Account pursuant to any previous Disbursement Requests (other than Advance Disbursements permitted to be outstanding under this Agreement) shall have been paid to the respective parties (i) identified on Schedule 1 of each such previous Facilities Disbursement Request or (ii) subsequently identified by the Issuer to the Disbursement Agent in a schedule or schedules included in the Supporting Documentation submitted in accordance with Section 6.2 below, except for such limited payments relating to amounts deposited in the Disbursed Funds Account pursuant to any and all previous Disbursement Requests withheld by the Issuer for good cause and set forth on Schedule 2 to a Facilities Disbursement Request or Schedule 1 to an Advance Disbursement Request, as applicable (together with a brief explanation as to why such payment has been withheld).
     6.2 Advance Disbursements. Advance Disbursement Requests shall not be required to include any Supporting Documentation; provided, that (i) within thirty (30) days after any Advance Disbursement is made (or, if earlier, promptly following the occurrence of a Default or an Event of Default), the Issuer shall, with respect to such Advance Disbursement, provide the Supporting Documentation. In no event shall the outstanding balance of Undocumented Advance Disbursements from the Disbursement Account at any time exceed $10,000,000. Concurrently with all Disbursement Requests, the Issuer shall provide a Microsoft Excel spreadsheet (or similar schedule in a form agreed by the parties hereto) setting forth all Undocumented Advance Disbursements.
     6.3 Disbursements after an Event of Default. In the event that a Default or Event of Default exists and is continuing, the Disbursement Agent shall not approve any disbursement of funds pursuant to a Disbursement Request; provided, that the following payments can be made (and provided further, that nothing in this Section 6.3 shall limit the Trustee’s right to the disbursement of funds from the Disbursement Account pursuant to Section 2.7):
(i)	if all other conditions in Section 6.1 are met, funds from the Disbursement Account may be disbursed for work completed or materials purchased on or prior to the date that such Default or Event of Default first occurred; and

(ii)	if such condition continues for a period of three (3) consecutive months or more, at the written request of the Issuer, funds from the Disbursement Account may be disbursed to pay Retainage Amounts for work completed; provided, that the Issuer certifies to the Disbursement Agent and the Trustee in writing the amount required to be paid for such Retainage Amounts and that the conditions for paying such amounts are met.

7. Events of Default. The occurrence of any of the following specified events shall be an “Event of Default” hereunder:
     7.1 Indenture. A Default or an Event of Default under the Indenture (as such terms are defined therein) has occurred and is continuing, in either case beyond the expiration of applicable notice, grace and cure periods.
     7.2 Performance of Certain Obligations. The failure of Issuer to perform, observe or comply in all material respects with any of its obligations under this Agreement and such failure continues for a period of thirty (30) days after notice thereof without being cured.
     7.3 Abandonment of Facilities Rollout or Business. The Issuer shall cease (i) to use the amounts on deposit from time to time in the Disbursement Account for the Facilities Rollout, general corporate and other operating expenses, in accordance with the terms of this Agreement and the Indenture or (ii) to operate the Business or shall sell or otherwise dispose of any material interest in the Business.
8. Disbursed Funds Account.
     8.1 Rights of the Issuer to Disbursed Funds Account. All amounts disbursed from the Disbursement Account shall be paid directly to the Disbursed Funds Account. The Disbursed Funds Account shall be designated by the Issuer from time to time and maintained in the name of the Issuer and all funds deposited or held in such account shall belong to the Issuer, subject to the Lien of the Collateral Agent, against which the Issuer may draw for expenditures permitted by this Agreement from time to time. All funds deposited and held in the Disbursed Funds Account shall, pending disbursement in accordance with this Agreement, be invested in cash or Cash Equivalents as directed by the Issuer, except as otherwise provided herein or in the Security Agreement. Funds in the Disbursed Funds Account shall be disbursed solely in accordance with the terms and conditions of, and solely for the purposes permitted under, this Agreement (including the Disbursement Request to which such funds originally relate) and the Indenture.
     8.2 Right to Substitute Disbursed Funds Account. The Issuer from time to time shall have the right to designate a substitute account to serve as the Disbursed Funds Account; provided, that no such substitute account shall become the “Disbursed Funds Account” until (a) the depository financial institution at which the substitute account is located shall have acknowledged in a manner satisfactory to the Trustee that such institution has waived its right of set off in such account or any Liens thereto, statutory or otherwise, and will have entered into an account control agreement sufficient to perfect the Collateral Agent’s Lien on and security interest in such account, and (b) the Trustee shall have received written notice of the location and account number of such new substitute account.
9. Limitation of Liability. The Disbursement Agent’s responsibility and liability under this Agreement shall be limited as follows: (a) the Disbursement Agent does not represent, warrant or guaranty to the Trustee or the holders of the Discount Notes the performance by the Issuer, any contractor or provider of materials or services in connection with the Facilities Rollout; (b) the Disbursement Agent shall have no responsibility to the Issuer, the Trustee or the holders of the Discount Notes as a consequence of performance by the Disbursement Agent hereunder, except as a result of gross negligence or willful misconduct by the Disbursement Agent; (c) the Issuer shall remain solely responsible for all aspects of the Business and the implementation and completion of the Facilities Rollout, the accuracy of all applications for payment, and the proper application of all disbursements; (d) the Disbursement Agent is not obligated to supervise, inspect or inform the Issuer, the Trustee or any third party of any aspect of the Facilities Rollout; and (e) except as set forth herein, the Disbursement Agent owes no duty of care to the Issuer, to protect against, or to inform the Issuer of, any negligent, faulty, inadequate or defective design or construction of the Facilities or otherwise. The Disbursement Agent shall have no duties or obligations hereunder, except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except as a result of its gross negligence or willful misconduct.
10. Indemnity. The Issuer hereby indemnifies, protects, holds harmless and agrees to defend the Disbursement Agent and each of its officers, directors, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including defense costs, investigative fees and costs, legal fees, and claims for damages, arising from the disbursement of funds pursuant to a Disbursement Request, the performance by the Disbursement Agent under this Agreement, arising from the Disbursement Agent’s reliance on any Officer’s Certificate delivered by the Issuer under this Agreement or arising from any material error, inaccuracy, misstatement or omission of fact therein, except to the extent that such liability, expense or claim is attributable to the gross negligence or willful misconduct of the Disbursement Agent. The provisions of this Section 10 shall survive the termination of this Agreement or the removal or resignation of the Disbursement Agent.
11. Termination. This Agreement shall terminate automatically thirty (30) days following such time as all amounts in the Disbursement Account and the Disbursed Funds Account have been distributed pursuant to and in accordance with the terms hereof; provided, that the obligations of the Issuer under Sections 3.3 and 10 of this Agreement shall survive termination of this Agreement.
12. Substitution or Resignation.
     12.1 Disbursement Agent. The Disbursement Agent may be removed by the Issuer or may resign hereunder with the prior approval of the Issuer and the Trustee. A resignation or removal of the Disbursement Agent and appointment of a successor Disbursement Agent shall become effective only upon the successor Disbursement Agent’s acceptance of appointment as provided in this Section 12.1.
          12.1.1 After obtaining the consent of the Issuer, the Disbursement Agent may resign in writing at any time and be discharged from all duties hereunder upon 30 days’ written notice to all parties hereto. The Trustee (if a different Person than the Disbursement Agent), at the request of a majority in principal amount of the then outstanding Discount Notes, or the holders of a majority in principal amount of the then outstanding Discount Notes, may remove the Disbursement Agent upon 30 days written notice by so notifying the Disbursement Agent, the Trustee and the Issuer.
          12.1.2 If the Disbursement Agent resigns or is removed or if a vacancy exists in the office of Disbursement Agent for any reason, the Disbursement Agent shall notify the Trustee of such within five (5) Business Days and the Trustee shall notify the holders of the Discount Notes within five (5) Business Days of its receipt of notice from the Disbursement Agent and the Trustee (if a different Person than the Disbursement Agent) at the request of a majority in principal amount of the then outstanding Discount Notes, shall, and the holders of a majority in principal amount of the then outstanding Discount Notes (if such holders provided a notice pursuant to Section 12.1.1 or if there is no Trustee capable of acting at such time) may, promptly appoint a successor Disbursement Agent reasonably acceptable to the Issuer. Within one year after any successor Disbursement Agent appointed by the Trustee takes office, the holders of a majority in principal amount of the then outstanding Discount Notes may appoint a successor Disbursement Agent reasonably acceptable to the Issuer to replace the Disbursement Agent appointed by the Trustee.
          12.1.3 If a successor Disbursement Agent does not take office within 60 days after the retiring Disbursement Agent resigns or is removed, the retiring Disbursement Agent, the Trustee, the Issuer or the holders of at least 25% in principal amount of the then outstanding Discount Notes may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Disbursement Agent.
          12.1.4 A successor Disbursement Agent shall deliver a written acceptance of its appointment to the retiring Disbursement Agent, the Issuer and the Trustee. Thereupon, the resignation or removal of the retiring Disbursement Agent shall become effective, and the successor Disbursement Agent shall have all the rights, powers and duties of the Disbursement Agent under this Agreement. The retiring Disbursement Agent shall promptly transfer all property held by it as Disbursement Agent to the successor Disbursement Agent.
          12.1.5 If the Disbursement Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or association, the successor corporation without any further act shall be the successor Disbursement Agent.
          12.1.6 The Disbursement Agent shall at all times be a bank chartered under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition and a Thomson’s BankWatch rating of “B” or better.
13. Account Statement. On the first business day of each and every calendar month, the Disbursement Agent shall make available to the Issuer and the Trustee a statement prepared by the Disbursement Agent in a form reasonably satisfactory to the Trustee and the Issuer, setting forth with reasonable particularity the balance of funds then in each of the Disbursement Account and the manner in which such funds are invested.

14. Notice of Balance Reduction. The parties hereto irrevocably instruct the Disbursement Agent that on the first date upon which the balance of the Disbursement Account is reduced to zero, the Disbursement Agent shall deliver to the Trustee and the Issuer a notice that the balance in such account has been reduced to zero.
15. Miscellaneous.
     15.1 Waiver. Any party hereto may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.
     15.2 Invalidity; Separability. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties’ intent.
     15.3 No Authority. Except as set forth herein, the Disbursement Agent shall have no authority to, and shall not, make any warranty or representation or incur any obligation on behalf of, or in the name of, the Trustee.
     15.4 Assignment. This Agreement is personal to the parties hereto, and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties hereto. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.
     15.5 Benefit. The parties hereto, the holders from time to time of the Discount Notes, and their respective successors and assigns, but no others, shall be bound hereby and entitled to the benefits hereof.
     15.6 Time. Time is of the essence of each provision of this Agreement.
     15.7 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), but without regard to principles of conflicts of laws.
Each of the Issuer, the Disbursement Agent and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transaction contemplated hereby.
     15.8 Entire Agreement; Amendments. This Agreement (together with the Indenture and the Collateral Agreements) contains the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by duly authorized representatives of all parties.
     15.9 Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given and received, regardless of when and whether received, either (a) on the day of hand delivery; (b) on the date of confirmation of receipt of facsimile transmission; or (c) on the third day after sent, when sent by United States certified mail, postage and certification fee prepaid, return receipt requested, addressed as follows:
     If to the Issuer:
IDLEAIRE TECHNOLOGIES CORPORATION
410 North Cedar Bluff Road, Suite 200
Knoxville, Tennessee 37923
Attention: Chief Financial Officer
Fax Number: (865) 342-3650
     If to the Disbursement Agent or the Trustee:
WELLS FARGO BANK, NATIONAL ASSOCIATION
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust Department
                  MAC N9303-120
Fax Number: (612) 667-9825
or at such other address as the specified entity most recently may have designated in writing in accordance with this paragraph to the other parties hereto. Any notice to the Disbursement Agent or the Trustee under this Agreement shall be deemed effective only upon receipt.
     15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     15.11 Captions. Captions in this Agreement are for convenience only and shall not be considered, construed or given meaning in resolving questions of interpretation of this Agreement.
     15.12 Right to Consult Counsel. Each of the Disbursement Agent and the Trustee may, if any of them deems necessary or appropriate, consult with and be advised by counsel in respect of their duties hereunder. Each of the Disbursement Agent or the Trustee shall be entitled to conclusively rely upon the advice of its counsel in any action taken in its capacity as the Disbursement Agent or the Trustee, as the case may be, hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel. The Issuer agrees to pay all such reasonable counsel fees and expenses.

     15.13 Force Majeure. In no event shall the Disbursement Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Disbursement Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Disbursement Agreement as of the date first above written.

Very truly yours, IDLEAIRE TECHNOLOGIES CORPORATION
By:	/s/ Michael C. Crabtree
	Name:	Michael C. Crabtree
	Title:	Chief Executive Officer

AGREED AND ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Disbursement Agent

By:	/s/ Lynn M. Steiner Name: Lynn M. Steiner
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner Name: Lynn M. Steiner
Title: Vice President